Exhibit 23.4
Forrester Research Inc.
Citation Agreement and Consent
Subject to the terms and conditions set forth in this Agreement (“Agreement”), Forrester Research, Inc. (“Forrester”) hereby agrees (i) to provide the-consent attached hereto as Exhibit A (the “Consent”) to GAIN Capital Holdings, Inc. (“Requester”), with respect to the citation in the Registration Statement on Form S-l/A to be filed by Requester with the U.S. Securities and Exchange Commission (the “Filing”), of the Forrester information that has been published in print specified below (the “Forrester Information”) and (ii) that Requester may file the Consent with the SEC as an exhibit to the Filing. Requester may not file any portion of this Agreement other than the Consent with the SEC.
The Forrester Information is as follows:
In May 2009, Forrester Consulting, a leading independent research company, conducted a commissioned survey of nearly 500 of our customers in the United States on our behalf in which 79.0% indicated they were very satisfied with FOREX.com.” Source: Forex.com Segmentation: Quantitative Research Findings, a commissioned study conducted by Forrester Consulting on behalf of GAIN Capital Holdings, Inc., June 2009.
In consideration of Forrester’s provision of the Consent as set forth above, Requester hereby agrees that:
(1)	the Forrester Information will be presented in the Filing with a disclaimer stating that the Forrester Information (a) represents data, research opinions or viewpoints and not representations of fact and (b) speaks as of its original publication date (and not as of the date of the Filing or any amendment thereto) and that the opinions expressed in the Forrester Information are subject to change without notice;

(2)	Forrester shall have no liability for errors, omissions or inadequacies in the Forrester Information or for any interpretations of the Forrester Information;

(3)	Forrester does not assume responsibility for any third parties’ reliance on any information contained in the Filing, including the Forrester information; and

(4)	where applicable, Forrester is not an “expert” within the meaning of Section 509 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.
Requester agrees to indemnify and hold harmless Forrester, and its directors, officers, shareholders, employees and agents, from and against any and all claims, liabilities, demands, causes of action, damages, losses and expenses (including reasonable attorney’s fees and costs) arising, directly or indirectly, and without limitation, out of or in connection with the Filing.

GAIN Capital Holdings, Inc.		Forrester Research, Inc.

By:	/s/ Henry Hyons	By:	/s/ Naomi Sager

Name:	Henry Hyons	Name:	Naomi Sager

Title:	CFO	Title:	Sr. Citations Specialist

Date:	11/3/10	Date:	11/3/10